DocuSign Envelope ID: A9A3F84B-17BF-4A34-BFCF-6423FA66C212

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

			Last	Must Be
	Name of Fund	Fee*	Approved	Approved By
1.	Victory Floating Rate Fund	0.65%	December 6, 2022	December 31, 2023

2.	Victory Global Energy Transition Fund	1.00%	December 6, 2022	December 31, 2023

3.	Victory High Income Municipal Bond Fund	0.50%	December 6, 2022	December 31, 2023

4.	Victory High Yield Fund	0.60%	December 6, 2022	December 31, 2023

5.	Victory INCORE Low Duration Bond Fund	0.45%	December 6, 2022	December 31, 2023

6.	Victory Sophus Emerging Markets Fund	1.00%	December 6, 2022	December 31, 2023

7.	Victory RS Global Fund	0.60%	December 6, 2022	December 31, 2023

8.	Victory RS Growth Fund	0.75%	December 6, 2022	December 31, 2023

9.	Victory RS International Fund	0.80%	December 6, 2022	December 31, 2023

10.	Victory RS Investors Fund	1.00%	December 6, 2022	December 31, 2023

11.	Victory RS Large Cap Alpha Fund	0.50%	December 6, 2022	December 31, 2023

12.	Victory RS Mid Cap Growth Fund	0.85%	December 6, 2022	December 31, 2023

13.	Victory RS Partners Fund	1.00%	December 6, 2022	December 31, 2023

DocuSign Envelope ID: A9A3F84B-17BF-4A34-BFCF-6423FA66C212

			Last	Must Be
	Name of Fund	Fee*	Approved	Approved By

14.	Victory RS Science and Technology Fund	1.00%	December 6, 2022	December 31, 2023

15.	Victory RS Select Growth Fund	1.00%	December 6, 2022	December 31, 2023

16.	Victory RS Small Cap Equity Fund	0.75%	December 6, 2022	December 31, 2023

17.	Victory RS Small Cap Growth Fund	0.95%	December 6, 2022	December 31, 2023

18.	Victory RS Value Fund	0.85%	December 6, 2022	December 31, 2023

19.	Victory Strategic Income Fund	0.60%	December 6, 2022	December 31, 2023

20.	Victory Tax-Exempt Fund	0.50%	December 6, 2022	December 31, 2023

21.	Victory THB US Small Opportunities Fund	1.15%	February 2, 2021	December 31, 2023

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.

Current as of December 6, 2022

VICTORY PORTFOLIOS

By:

Name: Christopher K. Dyer

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:

Name: Michael D. Policarpo II

Title: President, Chief Financial Officer and Chief

Administrative Officer